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                                                                    Exhibit 99.2
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                                             November 22, 2000

Dear Fellow Shareholders:

     I want to communicate to you now although we are between reporting Quarters. As Chairman, and now in this additional role as Acting CEO, I thought it appropriate that you get some sense as to where we are, what happened in the past to get us here, and how do we get to a more successful future...that's code meaning a higher stock price.

     First, let me say a few words about the retirement of Peter Haines. In 1983, I hired Peter as President of a $2 million dollar private company making treadmills only. In 17 years, in a brutally competitive industry, he built the company into a $125 million dollar leading public enterprise manufacturing a host of quality fitness equipment. If anyone deserves a rest, it's him. Yes, the stock price has suffered. But without his leadership, Cybex would not have the critical mass to take this company to the higher levels where we intend it to be. So, thank you Peter Haines.

     Where are we??? Well, I cannot tell you that we do not have problems. The competitors are discounting furiously...a sign of a slowed down industry without much innovation. Many customers aren't paying their invoices in any reasonable definition of the word TIMELY. We have some customer service issues that need to be addressed. And not insignificantly, our ERP computer system is not living up to our expectations.

     All of the above, as well as other things, must get fixed...and we're going to be very serious about doing just that. The company is going to have to do all the things a company must do in order to achieve profitable growth. It is our duty to serve our shareholders well...our management and all employees realize that and will work diligently toward that end.

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     The theme ahead in 2001 will be clear to everyone at Cybex...we seek
Quality Revenues and Quality Customers. If we achieve this, everything else will fall into place. We need to discipline ourselves to ship only to customers who operate within payment terms that are in the best interest of Cybex. This will produce a stronger balance sheet, enable Cybex to pay down debt, and improve our flexibility and enhance our confidence.

     To get in shape offensively we're going to have to concentrate on the following agenda:

     First, developing one hierarchy of consumer and commercial product lines that customers will love to buy...it may mean more focus, less models.

     Second, an expanded and upgraded dealer network and utilizing in-house representatives to educate and incentivize dealers to sell more Cybex products.

     Third, we need to find additional profit centers within the corporate structure of Cybex...taking a careful look at leasing, restructuring service/parts, refurbishing used equipment, selling accessory lines, etc.

     Fourth, customer service needs attention. We need to provide quality customers with the professional assistance to which quality customers are entitled. That being said, we need to manage customer expectations to expect a reasonable length and scope of service protection.

     Finally...if any of the Cybex story sounds the least bit enticing...great! Although there's a lot to do and not everything will work, we remain optimistic about our future.

     That's all for now...I'll be in touch.

                                        John Aglialoro
                                        Chairman & Acting CEO


cc:  Cybex employees

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